EXHIBIT 99.1

Attachment to Certificate of Merger
THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF BRAVO BRIO RESTAURANT GROUP, INC.
These Third Amended and Restated Articles of Incorporation supersede the existing Second Amended and Restated Articles of Incorporation of Bravo Brio Restaurant Group, Inc., and all amendments thereto, in their entirety:
FIRST: The name of the corporation shall be Bravo Brio Restaurant Group, Inc. (the “Corporation”).
SECOND: The principal office of the Corporation in the State of Ohio is to be located in the City of Cleveland, County of Cuyahoga.
THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.
FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 990 common shares, no par value per share (“Common Shares”).
FIFTH: The Corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the corporation at such prices as the Board of Directors of the Corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.
SIXTH: Notwithstanding any provision of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of greater than a majority but less than all of the voting power of the corporation or of any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.
SEVENTH: The right of any shareholder to cumulate voting power in the election of Directors is expressly denied.
EIGHTH: Section 1701.831 of the Revised Code of Ohio shall not apply to any control share acquisition (as defined in Section 1701.01(Z)(1) of the Revised Code of Ohio, as the same may be amended from time to time, or in any successor thereto, however denominated) of shares of any class of capital stock of the Corporation.

NINTH: Chapter 1704 of the Revised Code of Ohio shall not apply to the Corporation or to any transaction between the Corporation and any holder of shares of any class of capital stock of the Corporation.
TENTH: To the fullest extent permitted by the Revised Code of Ohio as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its shareholders. Any repeal or modification of the foregoing by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.